SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                 October 8, 2001
                                 ---------------


                                    ATG INC.
             (Exact name of registrant as specified in its charter)


                                   California
                 (State or other jurisdiction of incorporation)



                   0-23781                        94-2657762
           (Commission File Number)    (IRS Employer Identification No.)

                       3400 Arden Road, Fremont, CA 94545
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (510) 783-8200

               47375 Fremont Boulevard, Fremont, California 94538
                                (Former address)



Item 5.        Other Events

     ATG Inc. ("ATG" or the "Company") has not completed the preparation of its financial statements for the nine months ended September 30, 2001, and has not filed its Quarterly Report on Form 10-Q for the period ended September 30, 2001. The Company is currently in discussions with its accountants and other advisors in regard to certain significant issues associated with the preparation of such statements. It cannot be presently predicted when such statements will be finalized.


     Previously Reported: Credit Facility
     ------------------------------------

     In November 1999, the Company completed an agreement with a consortium of banks for a credit facility in the amount of $45 million. The credit facility includes a letter of credit in support of tax-exempt industrial revenue bonds (the IRB) in the aggregate face amount of $26.5 million. The IRB were issued during November 1999, and bear interest at a floating rate (3.65% at March 31, 2001), based upon prevailing market conditions, which is re-set every seven days. The IRB are due October 31, 2014 and may be prepaid at any time without penalty. The proceeds are to be applied exclusively for the construction of low-level mixed waste facility in Richland, Washington.

     The credit facility also includes a five year revolving working capital line of credit (the Bank Loan), due October 2004, in the amount of $18 million, including a letter of credit facility of $5 million. Borrowings, when made, bear a variable interest rate based on financial ratio criteria. The credit facility is collateralized by accounts receivable, inventory, and equipment. The credit facility agreement requires the Company to comply with a number of covenants, including capital asset acquisition limits, limits on additional debt, minimum levels of tangible net worth, dividend payment restrictions and maintenance of financial ratios. At December 31, 1999, ATG was in violation of some of these financial ratio covenants. ATG obtained a permanent waiver, subsequent to year-end, in respect of these violations as of December 31, 1999. In connection with the waiver, the banks agreed to revise and lower some of the financial ratio covenants that ATG failed to meet as of December 31, 1999, and substitute new covenants, for which ATG was in compliance for the original violated covenants and revise and lower some of the financial covenants for each of the quarterly periods in the year ended December 31, 2000, and increase the borrowings available to ATG by $6 million, for a total of $24 million, through June 30, 2000. The borrowing limit subsequent to June 30, 2000 is $18 million. In addition, the interest rate applied to the working capital facility was revised.

     At March 31, 2000, the Company was in violation of the revised financial ratios under the credit facility. Pursuant to a forbearance and consent agreement dated as of June 1, 2000, the lenders agreed to forbear in the exercise of any of their rights or remedies with respect to March 31, 2000 covenant defaults through June 30, 2000. At June 30, 2000, the Company continued to be in violation of the revised financial ratios under the credit facility. Furthermore, at June 30, 2000, ATG failed to make a required payment of principal in the approximate amount of $5,750,000 under the Bank Loan, so as to bring total borrowings the $18 million limit. ATG currently has borrowings of $23.8 million and is being charged interest at a default rate, which is currently 9.75%.

     The Company requested that the banks grant a forbearance in respect of the violations described above beyond June 30, 2000. As one of the conditions to granting a forbearance, the banks required that the Company deposit into a segregated account the amount of $1,500,000 to finance the completion and demonstration testing of the company's new low-level mixed waste facility in Richland, Washington. To fund this amount, on August 11, 2000, the Company obtained a short-term loan in the amount of $1,500,000 bearing a maturity date of October 5, 2000 from an individual lender. The loan bears interest at a rate of 9.75% per annum. The proceeds were used to fund certain facility expenditures through December 31, 2000. The Company was unable to repay the loan on its stated maturity date but subsequently obtained an extension until December 31, 2001. The Company anticipates that it will need to obtain additional financing or obtain another extension on the due date in order to repay the loan.

     The Company failed to make payments for certain interest, bank fees, and letter of credit fees on the Bank Loan that were due in 2000 and the first six months of 2001. In June 2001, the Company received a refund of federal income taxes for 1998 in the amount of $2.1 million. Of this, $1.5 million was paid to the banks to be applied to accrued interest, fees, and letter of credit fees.

     In July 2001, the Company met with the banks and presented a business plan and financial forecast for the balance of the year 2001. In that plan, the Company proposed to initiate the sale of as much as $10 million in additional IRB, which it has the authority, or could obtain the authority, to do. The Company would then apply an agreed upon amount of the net proceeds from these new IRB to the Bank Loan.

     Without obtaining concessions from the banks or new financing, the Company is not able to make the mandatory principal payment on the Bank Loan or to comply with the current financial covenants set forth in the credit facility. The Company would further be unable to pay any substantial amounts owing (after application of the $1.5 million paid to the banks in June 2001) for accrued interest, fees, or letter of credit fees from 2000 and the first six months of 2001 on the Bank Loan. Finally, the Company would have difficulty paying interest, fees, and letter of credit fees on the Bank Loan going forward.

     Update: Credit Facility
     -----------------------

     At the present time, the banks have not agreed to the debt swap proposed by the Company. In addition, the banks have not granted a forbearance in respect of the violations of the credit agreement beyond June 30, 2000. On October 3, 2001, the Company received a demand letter from First Bank of California, declaring a default under the credit facility and acceleration of all indebtedness. Then, on October 11, 2001, the Company received a letter from First Bank of California, rescinding the notice of default declared in the letter of October 3, 2001. In November, the banks elected to enforce their rights and remedies under the credit agreement by perfecting their security interest in all bank deposits of the Company, including deposits maintained with United Commercial Bank, which includes the Company's payroll and general operating account. As a result, checks previously written on these accounts to pay the ordinary business expenses of the Company, including license fees due to the United States Nuclear Regulatory Commission, and payroll checks for the employees of the Company, were returned to the Company unpaid. This action raised substantial doubt as to whether the Company could continue in business. On November 16, 2001, the Company entered into agreements with United California Bank, as Agent for the banks under the credit facility, and with United Commercial Bank, as depositary of funds of the Company, for release of $1,000,000 to the Company to pay its returned checks and to pay other expenses as determined by the Company. Copies of such agreements are filed as exhibits to this report and are incorporated herein by this reference. Of the funds being made available to the Company under these agreements, it is estimated that substantially all of the funds will be required to pay for employee payroll checks. Thus, the Company must seek further accommodations under the credit facility or immediately identify other sources of financing in order to stay in business and to make the required payments to the banks. The Board of Directors and management of the Company are currently reviewing alternatives with ATG financial advisors, including bankruptcy counsel, in order to ascertain the actions necessary to generate the needed operating capital or to obtain other relief. The Company's operations will not generate sufficient cash flow to allow the Company to meet its past due obligations under the bank loan. If it cannot immediately modify or refinance this debt, it may be required to seek bankruptcy relief or to otherwise reorganize or sell substantially all of its assets. In the meantime, the Company has shut-down all operations. The Company's news release dated November 19, 2001, announcing the shut-down, is filed as an exhibit to this report and is incorporated herein by this reference.

     Board and Management Changes
     ----------------------------

     Phillip L. Jordan, the Company's Vice President of Finance and Chief Financial Officer since July 17, 2001, was terminated by the Board of Directors on October 8, 2001. On October 24, 2001, Frank Y. Chiu, Executive Vice President and a Director of the Company, was appointed interim Chief Financial Officer.

     George Doubleday II resigned from the Board of Directors of the Company, effective October 11, 2001. David F. Chan also resigned from the Board, effective October 22, 2001. The replacements appointed to the Board of Directors are Edward Vinecour (a founder of the Company) and Rio Chao (a certified public accountant). The Board of Directors currently has six members. In addition to Messrs. Vinecour and Chao, the Directors are: Doreen M. Chiu, Frank Y. Chiu, David R. Sebastian and James E. Thomas.

     Vik Mani, Chief Operations Manager of the Company (previously the Chief Operating Officer), has resigned as an employee with the Company, effective
November 12, 2001, and assumed an advisory role to the President and Chief Executive Officer of the Company, effective November 13, 2001. The Employment Agreement of Mr. Mani, as previously amended and restated on February 18, 2001, is filed as an exhibit to this report.

Item 7. Exhibits

         10.53             Employment  Agreement  dated  October  27,  2000,  as
                           amended  and  restated  on  February  8,  2001,   and
                           February 18, 2001, between Vik Mani and ATG Inc.

         10.54 Letter agreement dated November 16, 2001, between United California Bank, as Agent, and ATG Inc.

         10.55             Letter agreement dated  November  16,  2001,  between
                           United Commercial Bank, ATG Inc. and legal counsel for United California Bank, as Agent

         99.1 News release dated November 19, 2001, announcing the shut-down of operations of ATG Inc.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          ATG Inc.
                                        (Registrant)


Dated:  November 20, 2001               By:  /s/ Doreen M. Chiu
                                           -------------------------------------
                                           Doreen M. Chiu
                                           President and Chief Executive Officer